Exhibit 10.2

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) by and between G1 Therapeutics, Inc., a Delaware corporation (the “Company”), and Mark Avagliano, an individual (“Employee”) is made and entered into effective as of August 6, 2024. Employee and the Company may be individually referred to as a “Party” and collectively as the “Parties.”

Employee is employed under an Employment Agreement, dated July 29, 2019, as amended by that certain First Amendment to Employment Agreement] dated April 1, 2024 (as amended, the “Employment Agreement”), setting forth certain terms and conditions relating to base salary, bonus, separation and separation benefits, and execution and compliance with the Company’s confidentiality, inventions, non-competition and non-solicitation agreements. The Parties have agreed to certain modifications of these provisions.

Employee and the Company wish to enter into this Amendment to memorialize the Parties’ agreement to update the Employment Agreement as necessary to effectuate the agreed upon modifications. Capitalized terms in this Amendment not defined herein are defined as set forth in the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and the Company agree as follows:

1. Amendment of Employment Agreement. Employee and the Company agree that the Employment Agreement shall be, and hereby is, amended as follows by changing the numbering of the existing Section 4(b) to Section 4(b)(i) and adding a new Section 4(b)(ii) to the Employment Agreement:

“(ii) SEVERANCE BENEFITS UPON CERTAIN TERMINATIONS OCCURRING DURING THE CHANGE IN CONTROL PERIOD. If the Company terminates Employee’s employment without Cause (as defined below), or if Employee resigns for Good Reason (as defined below), in either case, during the twelve (12) month- period following a Change in Control (the “Change in Control Period”), then conditioned upon Employee executing and not revoking the Release within the time period specified therein, in lieu of the severance payments provided in subsection (i) above, Employee will be entitled to receive (a) an amount equal to the sum of (x) Employee’s then-current Base Salary (the “Current Base Salary”); provided, however, that in the event such termination occurs during the Salary Reduction Period, the Current Base Salary shall be an amount equal to the greater of Employee’s 2024 Base Salary or Employee’s Base Salary in effect on the date prior to the notice of (i) termination without Cause or (ii) an event without Employee’s consent constituting Good Reason and (y) Employee’s target Annual Bonus calculated based on the Employee’s Current Base Salary (the “Change in Control Separation Pay”); and (b) provided that Employee timely elects to continue Employee’s coverage and that of any eligible dependents in the Company’s group health plans under the federal law known as “COBRA” or similar state law, a monthly amount equal to the full amount of the monthly health premiums for such coverage for the Employee and any eligible dependents immediately prior to the date that the Employee’s employment terminates until the earlier of (x) the date that is twelve (12) months following the date that Employee’s employment terminates, (y) the date that Employee and Employee’s eligible dependents cease to be eligible for such COBRA coverage under applicable law or plan terms and (z) the date on which Employee obtains health coverage from another employer (the “Change in Control Health Continuation Benefits”, together with the Change in Control Separation Pay, the “Change in Control Separation Benefits”).

The Change in Control Separation Benefits are conditioned upon Employee executing the Release within the time specified therein, which Release is not revoked within any time period allowed for revocation under applicable law. The Change in Control Separation Pay will be payable in a lump sum on the first payroll date following the 10th day after the Release becomes effective, subject to compliance with Section 409A of the Code, but no later than 60 days following the effective separation date; provided that, if the Release execution period begins in one taxable year and ends in another taxable year, payments shall not begin until the beginning of the second taxable year. The Change in Control Health Continuation Benefits will be payable in substantially equal installments on the same payroll schedule that was applicable to Employee immediately prior to Employee’s separation from service, beginning on the first such payroll date following the 10th day after the Release becomes effective, but no later than 60 days following the effective separation date; provided that, if the Release execution period begins in one taxable year and ends in another taxable year, payments shall not begin until the beginning of the second taxable year.

For avoidance of doubt, the termination of Employee’s employment as a result of Employee’s death or disability (meaning the inability of Employee, due to the condition of Employee’s physical, mental or emotional health, effectively to perform the essential functions of Employee’s job with or without reasonable accommodation for a continuous period of more than 90 days or for 90 days in any period of 180 consecutive days, as determined by the Board in its sole discretion in consultation with a physician retained by the Company and in accordance with the Americans with Disabilities Act (ADA)) will not constitute a termination without Cause triggering the rights described in this Section 4(b)(ii).”

2. Entire Agreement. Except as expressly modified herein, the Employment Agreement remains in full force and effect, and is respectively binding upon the Company and Employee in accordance with its terms. Employee acknowledges and agrees that the Employment Agreement, as amended by this Amendment constitutes the entire agreement between Employee and the Company, with respect to terms and conditions of employment and supersedes all other agreements and understandings, whether written or oral.

3. Good Reason. The consummation of the transactions contemplated by the Agreement and Plan of Merger by and among Pharmacosmos A/S, Genesis Merger Sub, Inc., and the Company will constitute a Change in Control for purposes of the Employment Agreement. Employee agrees that if he or she claims Good Reason (as defined in the Employment Agreement) solely because of the occurrence of a Change in Control (and not, for the avoidance of doubt, because of any action or inaction following a Change in Control or due to other conduct constituting Good Reason) within the three (3)-month period following the Change in Control, he or she will not be entitled to the enhanced severance benefits provided under this Amendment (but will be entitled to the severance benefits under the Employment Agreement, as in effect prior to this Amendment). Nothing herein constitutes a waiver of Employee’s right to claim Good Reason (including solely because of the occurrence of a Change in Control) and the period of time in which Employee may claim Good Reason shall be tolled until such time as three (3) months following the Change in Control has elapsed.

4. Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of North Carolina, without regard to that body of law known as choice of law. The parties agree that any litigation arising out of or related to this Amendment or Employee’s employment by the Company will be brought exclusively in any state or federal court in Durham County, North Carolina. Each party (i) consents to the personal jurisdiction of said courts, (ii) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (iii) agrees not to bring any proceeding arising out of or relating to this Amendment or Employee’s employment by the Company in any other court.

5. Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed an original and all of which constitute one and the same Amendment. The parties agree that this Agreement may be delivered by facsimile or electronic mail transmission, and that electronic signatures shall be as effective as original signatures.

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the Employee and the Company have executed or have caused this Second Amendment to the Employment Agreement to be executed, as of the day and year first written above.

MARK AVAGLIANO

/s/ Mark Avaglino

G1 THERAPEUTICS, INC.

By:	/s/ John E. Bailey, Jr.

Name:	John E. Bailey, Jr.
Title:	Chief Executive Officer